Exhibit 10.39

SECOND AMENDMENT TO SUBLEASE

THIS SECOND AMENDMENT TO SUBLEASE (this “Amendment”) is dated as of the 30 day of June, 2003, by and between Harvard Pilgrim Health Care, Inc., a Massachusetts corporation (“Sublandlord”) and Coley Pharmaceutical Group, Inc., a Delaware corporation (“Subtenant”).

A. Pursuant to that certain sublease between Sublandlord and Subtenant, dated as of March 8, 2001, as amended by that certain First Amendment to Sublease, dated as of February 21, 2003 (collectively, the “Original Sublease”) (together, the Original Sublease and this Amendment are referred to herein as the “Sublease”), Sublandlord agreed to sublease to Subtenant, and Subtenant subleased from Sublandlord, certain premises located in the building known as 93 Worcester Street, Wellesley, Massachusetts, as further identified in the Original Sublease (the “Premises”) subject to the terms and conditions more particularly set forth in the Original Sublease.

B. Sublandlord and Subtenant now desire to extend the Sublease Term, to reduce the Base Rent of the Premises, to revise the Letter of Credit and to cause other changes to the Sublease in accordance with the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. From and after the date hereof, the Original Sublease is hereby amended to add the following new definitions to Section 1.1:

Second Amendment Effective Date: July 1, 2003.

2. From and after the Second Amendment Effective Date, the definitions of “Base Rent” and “Renewal Term” set forth in Section 1.1 of the Original Sublease are hereby deleted and the following new definitions are added to the Sublease:

Base Rent:

Time Period	Annual Rent	Monthly Rent Payable
July 1, 2003 - December 31, 2004	$611,226.00	$50,935.50

January 1, 2005 - December 31, 2005	$629,748.00	$52,479.00

January 1, 2006 - April 30, 2007	$648,270.00	$54,022.50

May 1, 2007 - December 31, 2008	$666,792.00	$55,566.00

Sublease Term or Initial Term:	Approximately seven (7) years, nine (9) months and two (2) weeks commencing on the Commencement Date and expiring on December 31, 2008 (the “Fixed Expiration Date”).

Commencement Date:	March 15, 2001

3. Term. The Initial Term with regard to the Premises shall expire on December 31, 2008. All other terms and conditions of the Original Sublease with regard to the Initial Term shall remain in full force and effect.

4. Base Rent. From and after the Second Amendment Effective Date, Subtenant shall pay Base Rent to Sublandlord in the amount set forth in Paragraph 2 of this Amendment. All Base Rent shall be paid by Subtenant at the times and in the manner set forth in the Original Sublease. From and after the Amendment Effective Date, all references in the Sublease to “Base Rent” shall be deemed to mean the Base Rent set forth in Paragraph 2 of this Amendment.

5. Letter of Credit. From and after the Second Amendment Effective Date, Section 6.4.3 is hereby deleted and the following is inserted in its place: “Provided that (a) Subtenant is not then in default of its obligations under the terms of this Sublease beyond applicable notice or grace periods, if any, and (b) there has not, within the twelve (12) calendar month period prior to any Reduction Date (as hereinafter defined), existed an Event of Default by Subtenant (the foregoing subsections (a) and (b) are hereinafter referred to as the “Reduction Conditions”), Subtenant shall be entitled to reduce the Security Deposit on the dates as listed below (the “Reduction Date”) to the amounts listed on the following schedule (or if the deposit is in the form of a letter of credit, Sublandlord shall exchange the letter of credit for a letter of credit delivered by Subtenant which reduces the amount secured by the letter of credit to such amount):

Reduction Date	Security Deposit Amount
July 1, 2003	$366,736.00

January 1, 2005	$314,874.00

January 1, 2006	$269,162.00

January 1, 2007	$209,299.00

In the event that Subtenant is not entitled to reduce the Security Deposit (or exchange its letter of credit for one securing a reduced amount, as applicable) on any Reduction Date because it fails to comply with the Reduction Conditions, then Subtenant shall be entitled to such reduction on the next following Reduction Date provided that upon such date Subtenant is in compliance with the Reduction Conditions (and the remainder of the reduction schedule would be delayed by such time period).

6. Broker. Each party represents and warrants to the other that it has not dealt with any broker or person in connection with this Amendment. The execution and delivery of this Amendment by each party shall be conclusive evidence that such party has relied on the foregoing representation and warranty. Each party shall indemnify and hold the other party harmless from and against any and all claims for commission, fee or other compensation by any person (other than the Broker) who shall claim to have dealt with such party in connection with this Amendment and for any and all costs incurred in connection with such claims, including, without limitation, reasonable attorneys’ fees and disbursements. The indemnifying party shall have the right, at its sole cost and expense, to defend any such claim with counsel reasonably satisfactory to the indemnified party and to settle or compromise any such claim provided that the indemnified party shall have no financial responsibility therefor or be otherwise prejudiced by any such compromise or settlement. The provisions of this Section shall survive the expiration of sooner termination of the Sublease or this Amendment.

7. Prime Landlord Consent. This Amendment is conditioned upon and subject to Prime Landlord’s consent and approval.

8. Miscellaneous. All other terms and conditions of the Original Sublease, as amended hereby, remain in full force and effect, as so amended. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Sublease. The recitals set forth above are specifically incorporated into the body of this Amendment and shall be binding upon the parties hereto. Except as expressly amended hereby, all of the terms and conditions of the Sublease remain unchanged and in full force and effect. This Amendment is deemed incorporated into the Sublease by reference as of the date hereof; provided, however, in the event of any conflict or inconsistency between the terms and provisions of the Sublease and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern and control. This Amendment may be executed in any number of counterparts with the same effect as if all of the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal as of the day and year first above written.

SUBLANDLORD:

Harvard Pilgrim Health Care, Inc.

By:	/s/ HAROLD E. PUTNAM JR.

Name:	Harold E. Putnam Jr.

Title:	Vice President Finance and Treasurer

SUBTENANT:

Coley Pharmaceutical Group, Inc.

By:	/s/ ROBERT FORRESTER

Name:	Robert Forrester

Title:	SVP